Exhibit 99.1

Calyxt Reports 2nd Quarter Financial Results

Calyno™ High Oleic Soybean Oil and High Oleic Soybean Meal customers increase to nearly 20, which includes Sysco

Signed agreement with Landus Cooperative, providing crushing capacity and High Oleic Soybean Meal distribution

Crushed more than 200,000 bushels of High Oleic Soybeans in July, and sold out of resulting High Oleic Soybean Meal

2018 grain purchases nearly complete as of late July 2019

2019 planted acres exceed 36,000 acres

2020 acreage target remains at 100,000 contracted acres

Cash, cash equivalents and restricted cash of $77.9M

ROSEVILLE, Minn.--(BUSINESS WIRE)--August 6, 2019--Calyxt, Inc. (NASDAQ: CLXT), a healthy food ingredients company, today announced its results for the second quarter ended June 30, 2019.

Investor Call Details

Calyxt will host an investor call on August 7, 2019 at 8:30 a.m. Eastern Time – 7:30 a.m. Central Time to discuss its financial results and provide a general business update.

US & Canada only: +1 (877) 407-9747
International: +1 (412) 902-0044

In addition, a replay of the call will be available for one month following the conference by calling +1 (877) 660-6853 (Toll Free US & Canada); +1 (201) 612-7415 (Toll Free International).

The archived webcast of this event may be accessed through the Calyxt website, using passcode 13673206.

“We are excited by our accomplishments in the second quarter, as we continued to deliver on key operating milestones and progress on the commercial launch of our first product. We have increased our customer base to nearly 20. We are thrilled to have Landus, one of the world’s leading agricultural cooperatives and soybean processors, as a crusher and distributer of our High Oleic Soybean Meal. We have also nearly completed the purchase of all stored grain from our growers,” said Jim Blome, CEO of Calyxt. “I would also like to highlight the addition of Travis Frey, Ph.D. as our Chief Technology Officer – with Travis we continue to build our leadership team in strategic areas as he advances our technical capabilities and platform. In closing, the first half of 2019 experienced the impact of severe weather resulting in record numbers of prevent plant acres. The impact was felt across the Plains states, and nowhere more than in South Dakota, our primary growing region. Nevertheless, our planted acres were slightly more than 36,000 acres, doubling the acres planted in 2018 and consistent with our original plans for 2019.”

High Oleic Soybean

  Continued revenue scale up of Calyno High Oleic Soybean Oil.
  We are now selling our oil through Sysco, the world’s largest foodservice distributor. Our oil is selling in Foodservice at prices consistent with other premium oils. We continue to pursue customers in both the foodservice and food manufacturing segments. Calyno oil performance continues to impress with 3x fry life and less varnish compared to commodity oils, as well as a neutral taste and zero grams of trans fats per serving.
  Agreement with Landus Cooperative. We also continued to accelerate our first-mover advantage by expanding our supply chain further through our agreement with Landus Cooperative, one of the world’s leading agricultural cooperatives and soybean processors, as a crusher and distributer of our High Oleic Soybean Meal.
  Largest crush in our history. In the month of July, we crushed over 200,000 bushels of our High Oleic Soybeans, the largest crush in Calyxt history. We have subsequently sold out of High Oleic Soybean Meal, and as a result July 2019 will be our best revenue month to date.
  Prior year grain purchases nearly complete. As of late July 2019, we had purchased more than 75% of all 2018 Calyxt High Oleic Soybean grain produced by our contracted growers. Purchasing 2018 contracted grain helps us prime our supply chain, validate our identity-preserved supply chain, and further the confidence our valued growers have in Calyxt and our model.
  Planted acres for 2019 were slightly more than 36,000 acres, consistent with our initial expectations for the year. This amount was double what we planted in 2018.
  We reiterate our 2020 guidance of at least 100,000 contracted acres. We expect to launch 2-4 new varieties of soybeans in 2020 and work to increase penetration with existing growers and expand geographically out from our current base. We have also launched our acreage acquisition plan for 2020.

Financial Highlights

  Revenues were $408,000 for the three months ended June 30, 2019, the majority of which were from sales of meal.
  R&D expenses were $2.7 million for the three months ended June 30, 2019 compared to $3.2 million for the three months ended June 30, 2018. The decrease was due to a $0.8 million decrease in non-cash stock compensation expense partially offset by an increase in cash expenses associated with additional staff.
  SG&A expenses were $6.4 million for the three months ended June 30, 2019 compared to $4.0 million for the three months ended June 30, 2018. The increase was due to the addition of personnel to support the commercialization of our High Oleic Soybean products in sales and supply chain and an increase in non-cash stock compensation expense of $0.8 million.
  Cash, cash equivalents and restricted cash were $77.9 million at June 30, 2019. We are continuing to actively manage the use of cash and expect to have sufficient cash to fund the business into early 2021.
  Our cash spend for the remainder of 2019 is estimated at between $3 million and $3.25 million per month and will be focused in these areas:
    Supporting our product pipeline, including development of additional varieties and traits for soybeans, wheat and alfalfa, as well as continuing to build a strong intellectual property portfolio;
    Continuing to drive the commercialization of our High Oleic Soybean products including our Calyno oil and High Oleic Soybean Meal, which includes spending for sales and marketing support, product samples, and costs associated with agricultural activities including seed production, product samples, grain purchases, and processing and distribution;
    Strengthening our organization to scale to the needs of our customer base and grower partners, including hiring talented personnel and further developing our IT systems as we continue to scale and separate our infrastructure from Cellectis.
  Loss from operations was $9.4 million for the three months ended June 30, 2019 compared to $7.6 million for the three months ended June 30, 2018.
  Net cash used in operating activities was $15.9 million for the six months ended June 30, 2019, compared to $8.8 million for the six months ended June 30, 2018.

Corporate Update

  Travis Frey, Ph.D., Chief Technology Officer. Travis joined in May and brings his extensive knowledge in plant biology and biotechnology to a newly created position at Calyxt. As CTO, Travis is responsible for leading the R&D team, and propelling product development and our pipeline of healthy food ingredients.
  Trina Lundblad, Communications Director. Trina joined in June and leads our efforts related to communicating company initiatives and strategy across a variety of external and internal channels. Prior to joining Calyxt, Trina oversaw marketing communications for Ingredion’s North American business with similar roles previously held at Nilfisk and Select Comfort.
  Paul Weier, Director of Information Technology. Paul joined in July and is responsible for managing our IT infrastructure. Prior to joining Calyxt, Paul held the role as Senior Director of Technical Operations at LAKANA.

About Calyxt

Calyxt is committed to making the food you love a healthier choice. The care we take extends beyond nutritional value. We partner with farmers and food companies to deliver traceable plant-based products developed to be healthier and more sustainable than their conventional counterparts. We use cutting edge plant breeding techniques to develop products that help improve diets by reducing bad fats, allergens and toxins. Today oil from our high oleic soybean plants has lower saturated fats than commodity soybean oil. We are also developing high fiber wheat designed to provide an excellent source of daily fiber when incorporated into wheat-based foods. We continuously pursue innovation to deliver good food that is good for you.

Calyxt®, Calyno™ and the corporate logo are trademarks owned by Calyxt, Inc.

Calyxt is located in Roseville, MN, and is listed on the Nasdaq market (ticker: CLXT). For further information please visit our website at www.calyxt.com.

Calyxt Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable laws.

CALYXT, INC.
BALANCE SHEETS
(In Thousands, Except Par Value and Share Amounts)

	June 30, 2019 (unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$76,434	$93,794
Restricted cash	381	381
Trade accounts receivable	810	-
Due from related parties	78	46
Inventory	111	-
Prepaid expenses and other current assets	1,470	1,301
Total current assets	79,284	95,522
Non-current restricted cash	1,128	1,113
Land, buildings, and equipment	22,480	21,850
Other non-current assets	684	306
Total assets	$103,576	$118,791
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$395	$818
Accrued expenses	1,993	2,007
Accrued compensation and benefits	1,238	1,305
Due to related parties	781	1,905
Current portion of financing lease obligations	308	258
Other current liabilities	253	711
Total current liabilities	4,968	7,004
Financing lease obligations	18,259	18,227
Other non-current liabilities	159	163
Total liabilities	23,386	25,394
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 32,918,599 shares issued and 32,859,700 shares outstanding as of June 30, 2019 and 32,664,429 shares issued and 32,648,893 shares outstanding as of December 31, 2018	3	3
Additional paid-in capital	180,237	176,069
Common stock in treasury, at cost; 58,899 shares as of June 30, 2019, and 15,536 shares as of December 31, 2018	(789)	(230)
Accumulated deficit	(99,223)	(82,445)
Accumulated other comprehensive loss	(38)	-
Total stockholders’ equity	80,190	93,397
Total liabilities and stockholders’ equity	$103,576	$118,791

CALYXT, INC.
STATEMENTS OF OPERATIONS
(Unaudited and in Thousands Except Shares and Per Share Amounts)

	Three months ended June 30,
	2019	2018
Revenue	$408	$196
Operating expenses:
Cost of revenue	303	-
Research and development	2,738	3,241
Selling and general and administrative	6,408	4,048
Management fees and royalties	451	399
Total operating expenses	9,900	7,688
Loss from operations	(9,492)	(7,492)
Interest, net	92	(72)
Foreign currency transaction loss	(3)	(12)
Loss before income taxes	(9,403)	(7,576)
Income taxes	-	-
Net loss	$(9,403)	$(7,576)
Basic and diluted loss per share	$(0.29)	$(0.25)
Weighted average shares outstanding - basic and diluted	32,732,988	29,840,827

CALYXT, INC.
STATEMENTS OF OPERATIONS
(Unaudited and in Thousands Except Shares and Per Share Amounts)

	Six months ended June 30,
	2019	2018
Revenue	$566	$207
Operating expenses:
Cost of revenue	337	-
Research and development	4,957	4,410
Selling and general and administrative	11,475	6,603
Management Fees	812	982
Total operating expenses	17,581	11,995
Loss from operations	(17,015)	(11,788)
Interest, net	264	(140)
Foreign currency transaction (loss) gain	(27)	(18)
Loss before income taxes	(16,778)	(11,946)
Income taxes	-	-
Net loss	$(16,778)	$(11,946)
Basic and diluted loss per share	$(0.51)	$(0.41)
Weighted average shares outstanding - basic and diluted	32,704,834	28,851,491

CALYXT, INC.
STATEMENTS OF CASH FLOWS
(Unaudited and in Thousands)

	Six months ended June 30,
	2019	2018
Operating activities
Net loss	$(16,778)	$(11,946)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	689	371
Stock-based compensation	3,860	2,427
Unrealized foreign exchange gain	—	6
Changes in operating assets and liabilities:
Trade accounts receivable	(810)	—
Due to/from related parties	(1,156)	47
Inventory	(111)	—
Prepaid expenses and other assets	(169)	(799)
Accounts payable	(423)	25
Accrued expenses	(14)	275
Accrued compensation and benefits	(67)	(318)
Other accrued liabilities	(513)	1,084
Other non-current assets	(378)	—
Net cash used by operating activities	(15,870)	(8,828)
Investing activities
Purchases of land, buildings and equipment	(1,319)	(498)
Net cash used by investing activities	(1,319)	(498)
Financing activities
Costs incurred related to the issuance of stock	—	(665)
Proceeds from common stock issuance	—	57,706
Payments for financing lease obligations	(122)	—
Proceeds from the exercise of stock options	308	1,241
Costs incurred related to shares withheld for net share settlement	(559)	—
Proceeds from sale and leaseback of land, buildings, and equipment	217	—
Net cash (used) provided by financing activities	(156)	58,282
Net decrease in cash, cash equivalents and restricted cash	(17,345)	48,956
Cash, cash equivalents and restricted cash – beginning of period	95,288	56,664
Cash, cash equivalents and restricted cash – end of period	$77,943	$105,620

Contacts

Investor Relations:
Simon Harnest, VP Corporate Strategy and Finance
Phone: +1 (646) 385-9008
email: simon.harnest@calyxt.com

Bill Koschak, Chief Financial Officer
Phone: + (651)-401-4401
Email: bill.koschak@calyxt.com

Media:
Trina Lundblad, Director of Communications
Phone: +1 (612) 790-0514
email: media@calyxt.com